Exhibit 99.1

RLI DECLARES REGULAR & SPECIAL DIVIDEND

PEORIA, ILLINOIS, November 11, 2026 -- RLI Corp. (NYSE: RLI) announced today its Board of Directors has declared a special cash dividend of $3.00 per share of common stock, which is expected to total approximately $275 million, and a regular quarterly cash dividend of $0.18 per share. Both dividends are payable on December 7, 2026, to shareholders of record as of November 30, 2026.

“Our ability to consistently return capital to shareholders reflects RLI’s strong financial position and disciplined approach to managing the business,” said RLI Corp. President & CEO Craig W. Kliethermes. “We remain focused on deploying capital to support our business, pursuing profitable growth and delivering long-term value to shareholders.”

ABOUT RLI
RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A++ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 51 consecutive years and delivered underwriting profits for 30 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Financial Officer
309-693-5846
investors@rlicorp.com